STOCK TRANSFER AGREEMENT

This Stock Transfer Agreement (this “Agreement”) is made and entered into as of November 12, 2024 (the “Effective Date”) by and between Cohn Family Investments Trust u/a dtd 05/24/18 and 2018 Cohn Family Trust u/a dtd 05/24/18 (each a“Purchaser” and together the “Purchasers”) and Heidi Robinson (the “Seller”).
WHEREAS, the Seller desires to transfer an aggregate of 500,000 shares of Class A common stock, par value $0.0001 (the “Common Stock” ), of Nerdy Inc. (the “Company”) to the Purchasers in exchange for the payment by the Purchasers to the Seller of the consideration set forth in this Agreement;
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.SALE AND PURCHASE OF SHARES. The Seller hereby sells to each Purchaser, and each Purchaser hereby purchases from the Seller, 250,000 shares of Common Stock for such Purchaser’s payment to Seller of a purchase price in the amount of $250,000 (the “Purchase Price”), reflecting a price per share of Common Stock of $1.00 .
2.DELIVERABLES.
2.1Deliveries by Seller. The Seller hereby delivers to each Purchaser (a) an executed copy of this Agreement, and (b) the shares being sold to such Purchaser pursuant to this Agreement.
2.2Deliveries by Purchaser. Each Purchaser hereby delivers to the Seller (a) an executed copy of this Agreement and (b) payment of the applicable Purchase Price for the shares being sold pursuant to such Purchaser to this Agreement.
3.REPRESENTATIONS AND WARRANTIES OF PURCHASER. Each Purchaser
represents and warrants to the Seller as follows:
3.1Authority. The Purchasers have full legal right, power, and authority to enter into and perform their obligations under this Agreement and to purchase the shares of Common Stock being purchasing under this Agreement.
3.2Understanding of Risks. The Purchasers are fully aware of: (a) the highly speculative nature of an investment in the shares of Common Stock it is purchasing; (b) the financial and other risks involved; (c) the lack of liquidity of the shares of Common Stock it is purchasing and the restrictions on transferability of such shares of Common Stock; (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of acquiring the shares of Common Stock.
3.3Purchaser’s Qualifications. The Purchasers are aware of the character, business acumen, and general business and financial circumstances of the Company. By reason of the Purchasers’ business or financial experience, the Purchasers are capable of evaluating the merits

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and risks of this purchase, has the ability to protect Purchasers’ own interests in this transaction, and is financially capable of bearing a total loss of the shares of Common Stock being purchased.
3.4Restricted Securities. The Purchasers understand that the shares of Common Stock being purchased are “restricted securities” under the U.S. federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Purchasers represents that each Purchaser is familiar with SEC rules and regulations and any other applicable securities laws and regulations, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.
4.REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller represents and warrants to each Purchaser as follows:
4.1Power. The Seller has the requisite right and power to enter into and perform her obligations under this Agreement and to transfer the shares of Common Stock being sold under this Agreement.
4.2Due Authorization. All action necessary for (a) the authorization, execution, delivery of, and the performance of all obligations of the Seller to be performed under this Agreement and
(b) the sale, transfer, and delivery of all of the shares of Common Stock being sold under this Agreement has been taken.
4.3Enforceability. This Agreement, when executed and delivered, will constitute the valid and legally binding obligations of the Seller, enforceable in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.
4.4Transfer for Own Account. The Seller is selling the shares of Common Stock being sold pursuant to this Agreement for Seller’s own accounts only and not with a view to, or for sale in connection with, a distribution of such shares within the meaning of the 1933 Act. No portion of the Purchase Price will be received indirectly by the Company.
4.5No General Solicitation. At no time has the Seller presented either Purchaser with or solicited either Purchaser through any publicly issued or circulated newspaper, mail, radio, television, or other form of general advertisement or solicitation in connection with the transfer of the Shares.
4.6No Broker-Dealer. The Seller has not effected this transfer of shares of Common Stock being sold under this Agreement by or through a broker-dealer in any public offering.
4.7Title to Shares. The Seller has valid marketable title to the shares of Common Stock to be transferred under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim, or equitable interest (collectively, “Encumbrances”). The Seller hereby delivers to each Purchaser good title to the Shares purchased by such Purchaser pursuant to the terms hereof free and clear of any Encumbrances. For purposes of clarity, the Seller represents

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that none of the shares of Common Stock to be transferred under this Agreement remain subject to any Encumbrances.
4.8Consents. All consents, approvals, authorizations, and orders required for the execution and delivery of this Agreement and the transfer of the shares of Common Stock under this Agreement have been obtained and are in full force and effect.
4.9Sophisticated Seller; Access to Information. The Seller is a sophisticated person familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of such transactions. The Seller has evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement and is willing to forego through such sale the potential for future economic gain that might be realized from the Shares. The Seller (a) has negotiated this Agreement on an arms-length basis and has had an opportunity to consult with the Seller’s legal and financial advisors concerning this Agreement and its subject matter and (b) has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Shares and the financial statements of the Company for all relevant periods. The Seller represents that the Seller has not relied on either Purchaser for any information regarding the Company or the value of the Shares. The Seller acknowledges that the Purchasers are not acting as a fiduciary or financial or investment adviser to the Seller, and have not given the Seller any investment advice, opinion or other information on whether the sale of the Shares is prudent. The Seller acknowledges that (i) the Purchasers currently may have, and later may come into possession of, information with respect to the Company that is not known to the Seller and that may be material to a decision to sell the Shares (“Seller Excluded Information”), (ii) the Seller has determined to sell the shares of Common Stock notwithstanding Seller’s lack of knowledge of the Seller Excluded Information and (iii) the Purchasers shall have no liability to the Seller, and the Seller waives and releases any claims that Seller might have against the Purchasers whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the shares of Common Stock and the transactions contemplated by this Agreement. The Seller acknowledges that the price for the Shares may significantly appreciate or depreciate over time and by agreeing to sell the shares of Common Stock to the Purchasers pursuant to this Agreement, the Seller is giving up the opportunity to sell the Shares at a possible higher price in the future. The Seller understands that the Purchasers will rely on the accuracy and truth of the foregoing representations, and the Seller hereby consents to such reliance.
4.10Conflicts. The execution, delivery, and performance of this Agreement by the Seller does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law, or governmental regulation to which the Seller or the Shares being sold by the Seller pursuant to the terms hereof are subject.
5.GENERAL PROVISIONS.

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5.1Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Each Purchaser may assign any of its rights and obligations under this Agreement. The Seller shall not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of each Purchaser.
5.2Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law or choice of law provisions. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.
5.3Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
5.4Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
5.5Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
5.6Amendment and Waivers. This Agreement may be amended only by a written agreement executed by the Purchaser and the Seller. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.
5.7Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
5.8Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transfer is consummated.
[Signature pages follow.]

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IN WITNESS WHEREOF, the Seller and the Purchaser have each executed this Agreement, as of the Effective Date.

PURCHASERS:
Cohn Family Investments Trust u/a dtd 05/24/18

/S/ Charles Cohn
By: Charles Cohn Title: Manager

2018 Cohn Family Trust u/a dtd 05/24/18

/S/ Charles Cohn
By: Charles Cohn Title: Manager

SELLER:

/S/ Heidi Robinson
Name: Heidi Robinson